Filed Pursuant to Rule 424(b)(3)
Registration No. 333-289302-04

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 6, 2025)

Entergy Louisiana, LLC

$

$ Collateral Trust Mortgage Bonds, % Series due , 20	$ Collateral Trust Mortgage Bonds, % Series due , 20

We are offering $   million of our Collateral Trust Mortgage Bonds,   % Series due      , 20 , or the “20  bonds,” and $   million of our Collateral Trust Mortgage Bonds,   % Series due      , 20 , or the “20  bonds.” The 20  bonds and the 20  bonds are referred to in this prospectus supplement as the “bonds.”

We will pay interest on the bonds semi-annually in arrears on       and       of each year. The first interest payment on the bonds will be made on      , 2027. We may redeem the bonds of either series, in whole or in part, at any time prior to maturity, at the applicable redemption prices described in this prospectus supplement. We may also redeem the bonds of either series, in whole but not in part, upon a notice of redemption, at 101% of the principal amount thereof, if a Tax Credit Event (as described under “Description of the Bonds – Redemption – Right to Redeem Upon a Tax Credit Event” on page S-5 of this prospectus supplement) occurs with respect to such series of the bonds. The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

As described in the accompanying prospectus, the 20  bonds and the 20  bonds are each a series of collateral trust mortgage bonds issued under our mortgage and deed of trust, which has the benefit of (i) a lien (subject to certain exceptions and permitted liens) on substantially all of our tangible electric and gas utility property in Louisiana and our electric utility properties located in Union County, Arkansas and certain related properties and (ii) the first mortgage lien (subject to certain exceptions and permitted liens) securing first mortgage bonds that we have issued to the trustee as the basis for issuing collateral trust mortgage bonds.

The 20  bonds and the 20  bonds will each constitute a new class of securities with no established trading market. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds on any automated quotation system.

Investing in the bonds involves risks. See “Risk Factors” on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 20 bond		Total	Per 20 bond		Total
Price to Public(1)		%	$		%	$
Underwriting Discount		%	$		%	$
Proceeds to Entergy Louisiana (before expenses)		%	$		%	$

(1)	The price to public for each series of bonds will also include any interest that has accrued on such series of bonds since the issue date if delivered after that date.

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the bonds should not be purchased, held or otherwise acquired by, a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (an “SFE”). By purchasing bonds, any investor in the bonds (including all affiliated entities that participate in such purchase) will be deemed to represent and warrant to us that it is not, and will not be, for its taxable year that includes the date of the original issuance of the bonds, an SFE.

The underwriters expect to deliver the bonds to purchasers through the book-entry facilities of The Depository Trust Company in New York, New York on or about August  , 2026.

Joint Book-Running Managers

KeyBanc Capital Markets	Regions Securities LLC	SMBC Nikko	TD Securities	US Bancorp

BNP PARIBAS	BNY Capital Markets	Mizuho	MUFG

Co-Manager

Loop Capital Markets

August  , 2026

This prospectus supplement, the accompanying prospectus and any related free-writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer or sale of the bonds in any jurisdiction where the offer or sale is not permitted.

In this prospectus supplement, “Entergy Louisiana,” “we,” “us” and “our” refer to Entergy Louisiana, LLC.

RISK FACTORS

Investing in the bonds involves certain risks. In considering whether to purchase the bonds, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the information under the headings “Risk Factors Summary” and “Risk Factors,” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Form 10-K”), and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 (the “First Quarter 2026 Form 10-Q”), and June 30, 2026 (the “Second Quarter 2026 Form 10-Q”), each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

In addition, you should consider the following risk factor relating to the bonds:

We may redeem each series of the bonds if a Tax Credit Event occurs.

We may redeem each series of the bonds at our option at any time, upon a notice of redemption, in whole, but not in part, if a Tax Credit Event occurs. A “Tax Credit Event” occurs with respect to a series of the bonds if, in our reasonable determination, there exists a material risk, due to bonds (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code. “Specified foreign entities,” as further defined in Section 7701(a)(51)(B) of the Code, generally include, among other entities: (i) the governments of China, Iran, North Korea or Russia or their agencies or instrumentalities, (ii) certain citizens or nationals of such countries, (iii) entities organized under the laws of, or having their principal place of business in, such countries, (iv) entities controlled by any of the above, including subsidiaries, measured by more than 50% ownership of stock in a corporation, profits interests or capital interests in a partnership, or beneficial interest in another entity, (v) certain Chinese military companies described under Section 1260H of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021, (vi) Contemporary Amperex Technology Company (CATL), BYD Company, Envision Energy, EVE Energy Company, Gotion High-tech Company, Hithium Energy Storage Technology Company, or any successor company to the foregoing, (vii) certain companies that violate the Uyghur Forced Labor Prevention Act of 2021, and (viii) entities that the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) have included on the list of specially designated nationals and blocked persons maintained by OFAC. A redemption of a series of the bonds for this reason would be at a redemption price equal to 101% of the principal amount of the bonds being redeemed, in each case, plus accrued and unpaid interest thereon, if any, to but not including the date fixed for redemption.

If a Tax Credit Event occurs and we redeem the bonds of a particular series, such redemption may adversely affect your anticipated return. We may exercise such redemption rights when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the bonds that are redeemed. See “Description of the Bonds — Redemption — Right to Redeem Upon a Tax Credit Event” in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the documents listed below along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the filings are made prior to the time that all of the bonds are sold in this offering excluding, in each case, documents or any portions of any documents deemed to have been “furnished” and not “filed” for purposes of the Exchange Act:

1.	the 2025 Form 10-K;

2.	the First Quarter 2026 Form 10-Q;

3.	the Second Quarter 2026 Form 10-Q; and

4.	our Current Reports on Form 8-K filed on February 26, 2026, March 30, 2026, May 12, 2026, and June 30, 2026.

You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Louisiana, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via email to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

We anticipate that the net proceeds from the issuance and sale of the bonds will be approximately $    million after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the issuance and sale of the bonds, together with other available funds, (i) to finance construction of any or all of our capital plan, including the construction of any or all of the Richland Parish Units 1-4 project, the Pointe Coupee Units 1-3 project, the Waterford 5 Power Station project, the Franklin Farms Power Station Units 1 and 2 project, the Amite South transmission projects, the Westlake Power Station project and battery storage projects (together, the “Projects”), (ii) to repay or redeem on or prior to maturity the outstanding $400 million aggregate principal amount of our Collateral Trust Mortgage Bonds, 2.40% Series due October 1, 2026, and (iii) for general corporate purposes. For further information about the Projects, see “Retail Rate Proceedings - Filings with the LPSC (Entergy Louisiana) - Additional Generation and Transmission Resources” under Note 2, “RATE AND REGULATORY MATTERS,” of the Notes to the financial statements and “MANAGEMENT’S FINANCIAL DISCUSSION AND ANALYSIS - Liquidity and Capital Resources - Uses of Capital - Other Generation and Transmission,” in each case, in the 2025 Form 10-K, and “MANAGEMENT’S FINANCIAL DISCUSSION AND ANALYSIS - Liquidity and Capital Resources - Uses and Sources of Capital - Other Generation and Transmission” in the Second Quarter 2026 Form 10-Q. Pending the application of the net proceeds from the issuance and sale of the bonds, we may invest them in short-term, highly liquid, high-rated money market instruments and/or the Entergy system money pool. This prospectus supplement shall not constitute a notice of redemption of such collateral trust mortgage bonds for which the net proceeds from the issuance and sale of the bonds may be used.

Certain of the underwriters or their affiliates may own a portion of the collateral trust mortgage bonds that may be repaid or redeemed with the net proceeds from this offering and may, therefore, receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest) – Conflicts of Interest” in this prospectus supplement.

DESCRIPTION OF THE BONDS

General

The Mortgage (as defined in the accompanying prospectus) permits us to issue collateral trust mortgage bonds from time to time in one or more series, so long as we meet issuance tests set forth in the Mortgage, which are generally described in the accompanying prospectus under the heading “Description of the New Bonds – Issuance of Additional Bonds – Issuance of Additional Collateral Trust Mortgage Bonds.” All collateral trust mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional collateral trust mortgage bonds of such series. Thus, we may, from time to time, without notice to or the consent of the existing holders of either series of bonds, create and issue further collateral trust mortgage bonds having the same terms and conditions as such series of bonds offered hereby in all respects, except for the issue date, the price to public and, if applicable, the initial interest payment date for such collateral trust mortgage bonds. Additional collateral trust mortgage bonds issued in this manner will be consolidated with, and will form a single series with, the previously outstanding collateral trust mortgage bonds of such series. As of June 30, 2026, we had approximately $10.85 billion aggregate principal amount of collateral trust mortgage bonds outstanding and $620 million aggregate principal amount of first mortgage bonds outstanding under the ELL Mortgage (which amount does not include any Class A Bonds outstanding under the ELL Mortgage).

Interest, Maturity and Payment

20  Bonds

We are offering $    million of our Collateral Trust Mortgage Bonds,   % Series due       , 20 . We will pay interest on the 20  bonds semi-annually in arrears on      and        of each year, beginning on       , 2027. Interest will accrue at the rate of   % per year and will start to accrue from the date that the 20  bonds are issued. As long as the 20  bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (as defined below) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the 20  bonds at a rate of   % per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

20  Bonds

We are offering $    million of our Collateral Trust Mortgage Bonds,   % Series due     , 20  . We will pay interest on the 20  bonds semi-annually in arrears on    and    of each year, beginning on    , 2027. Interest will accrue at the rate of   % per year and will start to accrue from the date that the 20  bonds are issued. As long as the 20  bonds are registered in the name of DTC or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the 20  bonds at a rate of   % per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date, redemption date or the maturity date will be made on the next Business Day and without any interest or other payment in respect of such delay.

As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading “Description of the New Bonds — Book-Entry Only Securities.”

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee under the Mortgage is closed for business.

Form and Denomination

The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The bonds of each series will be represented by one or more global certificates without coupons registered in the name of a nominee of DTC.

Redemption

Optional Redemption

Prior to    , 20  , in the case of the 20  bonds (   months prior to the maturity date of the 20 bonds), and    , 20  , in the case of the 20  bonds (   months prior to the maturity date of the 20 bonds) (as applicable to the related series of bonds, the “Par Call Date”), we may redeem the bonds of either series, in whole or in part, at our option, on not less than 10 nor more than 60 days’ notice prior to the date fixed for redemption, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal of the bonds of such series to be redeemed and interest thereon discounted to the redemption date (assuming the bonds of such series to be redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus, in the case of the 20 bonds,    basis points and, in the case of the 20  bonds,    basis points, less (b) interest on the bonds of such series to be redeemed accrued to the redemption date, and

(2)	100% of the principal amount of the bonds of such series to be redeemed,

plus, in either case, accrued and unpaid interest on the bonds of such series to be redeemed to, but not including, the redemption date.

On or after the applicable Par Call Date, we may redeem the related series of bonds, in whole or in part, at our option, on not less than 10 nor more than 60 days’ notice prior to the date fixed for redemption, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the bonds of such series being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the trustee under the Mortgage, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the Mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of collateral trust mortgage bonds of any series under the Mortgage including the bonds of either series.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or

(2)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date as follows:

(1)

we shall select (a) the United States Treasury security maturing on the applicable Par Call Date, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the applicable Par Call Date, then the United States Treasury security with the maturity date that is closest to the applicable Par Call Date, subject to clauses (2) and (3) below, as applicable; or

(2)

if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the applicable Par Call Date, one or more with maturity dates preceding the applicable Par Call Date and one or more with maturity dates following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding and closest to the applicable Par Call Date, subject to clause (3) below; or

(3)

if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time.

In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Right to Redeem Upon a Tax Credit Event

If a Tax Credit Event (as defined below) occurs, then we may redeem at our option at any time, upon a notice of redemption not less than 10 nor more than 60 days prior to the date fixed for redemption, the bonds of either series, as applicable, in whole but not in part, at a redemption price equal to 101% of the principal amount of the bonds of such series being redeemed, in each case plus accrued and unpaid interest thereon, if any, to but not including the date fixed for redemption. A notice of redemption of the bonds of either series upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the bonds of such series being redeemed were issued and (b) six months from the date of issuance of the bonds of such series being redeemed and (ii) shall be accompanied by a certificate of one of our officers stating that a Tax Credit Event has occurred.

If, at the time notice of redemption is given, the redemption monies are not held by the trustee under the Mortgage, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

A “Tax Credit Event” occurs with respect to the bonds of a particular series if, in our reasonable determination, there exists a material risk, due to the bonds of such series being redeemed (considered together with other debt) having been issued, as part of an original issuance, to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

Purchase of the Bonds

We or our affiliates may, at any time and from time to time, purchase all or some of the bonds at any price or prices by means other than redemption, whether by tender, in the open market, by private negotiated agreement or otherwise, subject to applicable law.

Issuance of Additional Collateral Trust Mortgage Bonds

See “Description of the New Bonds — Issuance of Additional Bonds — Issuance of Additional Collateral Trust Mortgage Bonds” in the accompanying prospectus for a description of the bases upon which we are permitted to issue collateral trust mortgage bonds under the Mortgage (subject to the limitation that the aggregate principal amount of collateral trust mortgage bonds issued under the Mortgage at any time outstanding shall not exceed $200 billion) and the related requirements for such issuance, which bases may be Class A Bonds (as defined in the accompanying prospectus) issued to the trustee under the Mortgage, unfunded property additions, retired collateral trust mortgage bonds or cash.

As of June 30, 2026, we could have issued approximately $3.042 billion principal amount of Class A Bonds under the ELL Mortgage (as defined in the accompanying prospectus) on the basis of retired bonds, and we had approximately $2.235 billion of unfunded property additions, entitling us to issue approximately $1.788 billion principal amount of additional Class A Bonds under the ELL Mortgage on the basis of property additions. As of June 30, 2026, we could have issued approximately $4.830 billion in principal amount of collateral trust mortgage bonds on the basis of Class A Bonds.

As of June 30, 2026, we had approximately $2.256 billion of unfunded property additions under the Mortgage, entitling us to issue approximately $1.579 billion principal amount of collateral trust mortgage bonds on the basis of property additions. As of June 30, 2026, we could have issued $400 million of additional collateral trust mortgage bonds on the basis of retired collateral trust mortgage bonds. The bonds offered by this prospectus supplement will be issued on the basis of property additions. Class A Bonds, property additions and cash used as a basis for the issuance of collateral trust mortgage bonds under the Mortgage from time to time will be for the benefit of the holders of all collateral trust mortgage bonds outstanding under the Mortgage from time to time, including the holders of the bonds offered by this prospectus supplement.

Additional Information

For additional information about the bonds, see “Description of the New Bonds” in the accompanying prospectus, including:

1.	additional information about the terms of the bonds,

2.	general information about the Mortgage and the trustee under the Mortgage,

3.	a description of certain restrictions contained in the Mortgage,

4.	a description of events of default under the Mortgage, and

5.	a description of reservations of rights to amend certain provisions of the ELL Mortgage described in the accompanying prospectus without your consent.

UNDERWRITING (CONFLICTS OF INTEREST)

General

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally and not jointly agreed to purchase, the principal amounts of bonds set forth opposite its name below:

Underwriter	Principal Amount of 20 Bonds	Principal Amount of 20 Bonds
KeyBanc Capital Markets Inc.	$	$
Regions Securities LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Loop Capital Markets LLC

Total	$	$

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer all or part of the bonds directly to the public at the prices to public set forth on the cover page hereof and may offer the bonds to certain securities dealers at such prices less a concession not in excess of   % of the principal amount of the 20  bonds and  % of the principal amount of the 20  bonds. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of   % of the principal amount of the 20  bonds and  % of the principal amount of the 20  bonds. After the initial offering of the bonds, the offering prices and other selling terms may from time to time be varied by the underwriters.

The following table shows the underwriting discounts we will pay to the underwriters in respect of this offering:

Per 20 Bond		%
For all 20 Bonds	$
Per 20 Bond		%
For all 20 Bonds	$

We estimate that the total expenses payable by us for this offering will be approximately $1,610,000 excluding the underwriting discounts.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in that respect.

The 20  bonds and the 20  bonds will each be a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop with respect to the bonds, (2) the ability of holders of bonds to sell their bonds or (3) the price at which the holders of bonds would be able to sell their bonds. If such a market develops, the bonds could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operations, financial condition or prospects. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds in any automated quotation system.

To facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the bonds. Specifically, they may over-allot in connection with the offering, creating a short position in the bonds for their own accounts. In addition, to cover over-allotments or to stabilize the prices of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the bonds in the offering, if they repurchase previously distributed bonds in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Settlement

It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the bonds will initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than one business day prior to the scheduled settlement date should consult their own advisors.

Certain Relationships

In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past and may in the future engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive, customary compensation. Certain of the underwriters, either directly or through affiliates, are lenders under certain Entergy system credit facilities. Certain of the underwriters or their affiliates may own a portion of the collateral trust mortgage bonds to be repaid or redeemed with the net proceeds of this offering and, therefore, may receive a portion of the net proceeds from this offering. In addition, BNY Mellon Capital Markets, LLC, one of the underwriters, is an affiliate of the trustee under the Mortgage and the ELL Mortgage.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours and/or our affiliates.

If any of the underwriters or their respective affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and may continue to hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters or their affiliates may own a portion of the collateral trust mortgage bonds that may be redeemed or repaid with the net proceeds from this offering. See “Use of Proceeds” in this prospectus supplement. Because more than 5% of the net proceeds from this offering may be used to repay amounts owed to one or more underwriters (or their affiliates) in respect of such collateral trust mortgage bonds, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Under Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as this offering is of a class of securities that are “investment grade rated” within the meaning of Rule 5121. In order to comply with the requirements of Rule 5121, any underwriter that has a conflict of interest within the meaning of Rule 5121 may not make sales in this offering to any accounts over which it exercises discretionary authority without first receiving the specific written approval of the account holder and maintaining such approval in that underwriter’s records.

EXPERTS

The financial statements of Entergy Louisiana, LLC as of December 31, 2025, and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus Supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

LEGALITY

The legality of the bonds and certain legal matters with respect to the offering of the bonds will be passed upon for us by Blair A. Crunk, Esq., Senior Counsel – Corporate and Securities, of Entergy Services, LLC, New Orleans, Louisiana, as to matters of Louisiana law, Morgan, Lewis & Bockius LLP, New York, New York, as to matters of New York law, Friday, Eldredge & Clark, LLP, Little Rock, Arkansas, as to matters of Arkansas law, and Husch Blackwell LLP, Austin, Texas, as to matters of Texas law. Mr. Crunk may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to his opinion, on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to his opinion, and on the opinion of Husch Blackwell LLP as to matters of Texas law relevant to his opinion. Morgan, Lewis & Bockius LLP may rely on the opinion of Mr. Crunk as to matters of Louisiana law relevant to its opinion, on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to its opinion, and on the opinion of Husch Blackwell LLP as to matters of Texas law relevant to its opinion. Friday, Eldredge & Clark, LLP may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion, on the opinion of Mr. Crunk as to matters of Louisiana law relevant to its opinion, and on the opinion of Husch Blackwell LLP as to matters of Texas law relevant to its opinion. Husch Blackwell LLP may rely on the opinion of Mr. Crunk as to matters of Louisiana law relevant to its opinion, on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion, and on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to its opinion. Certain legal matters with respect to the offering of the bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP from time to time represents us and certain of our affiliates in connection with various matters.

PROSPECTUS

COLLATERAL TRUST MORTGAGE BONDS

ENTERGY LOUISIANA, LLC

4809 Jefferson Highway

Jefferson, Louisiana 70121

Telephone (504) 576-4000

We -

•	may periodically offer our collateral trust mortgage bonds in one or more series; and

•	will determine the price and other terms of each series of collateral trust mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The Collateral Trust Mortgage Bonds -

•

will be secured by a lien (subject to certain exceptions and permitted liens) on substantially all of our tangible electric and gas utility property in Louisiana and our electric utility property located in Union County, Arkansas and certain related properties;

•

will have the benefit of the first mortgage lien (subject to certain exceptions and permitted liens) securing first mortgage bonds that we have issued to the trustee as the basis for issuing collateral trust mortgage bonds; and

•	will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You -

•	will receive interest and principal payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of collateral trust mortgage bonds only if accompanied by the prospectus supplements for those series. We will provide the specific information for those offerings and the specific terms of those collateral trust mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the collateral trust mortgage bonds offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the collateral trust mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of collateral trust mortgage bonds.

The date of this prospectus is August 6, 2025.

RISK FACTORS

Investing in the collateral trust mortgage bonds involves certain risks. In considering whether to purchase the collateral trust mortgage bonds being offered by this prospectus (the “New Bonds”), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the headings “Risk Factors Summary” and “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Report on Form 10-Q that we have filed since our most recent Annual Report on Form 10-K and in any other subsequent document that we file (not furnish) with the Securities and Exchange Commission (the “SEC”), each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a majority-owned subsidiary of Entergy Corporation, which is a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By utilizing a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the New Bonds described in this prospectus. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information,” in making your investment decision.

For more detailed information about the New Bonds, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

ENTERGY LOUISIANA, LLC

We are a limited liability company organized under the laws of the State of Texas and, as of October 1, 2015, the successor by merger to the regulated utility operations of the Texas limited liability companies Entergy Gulf States Louisiana, LLC and Entergy Louisiana, LLC (“Old Entergy Louisiana”), each formerly a public utility company providing services to customers in the State of Louisiana. We are the successor issuer to Old Entergy Louisiana pursuant to Rule 12g-3(a) and Rule 15d-5(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 414(a) under the Securities Act. Our principal executive offices are located at 4809 Jefferson Highway, Jefferson, Louisiana 70121. Our telephone number is 1-504-576-4000. We are a public utility company engaged in the generation, distribution and sale of electric energy to approximately 1,110,000 customers in the State of Louisiana.

All of our common membership interests are owned by Entergy Utility Holding Company, LLC, an intermediate holding company, all of whose common membership interests are owned, directly or indirectly, by Entergy Corporation. The other major public utilities all of whose common securities are owned, directly or indirectly, by Entergy Corporation are Entergy Arkansas, LLC, Entergy Mississippi, LLC, Entergy New Orleans, LLC and Entergy Texas, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Nuclear Station (nuclear), Entergy Operations, Inc., a nuclear management services company, and Entergy Services, LLC, an administrative services company from which we buy services.

We are subject to regulation by the Louisiana Public Service Commission as to our electric service, rates and charges. We are also subject to regulation by the Federal Energy Regulatory Commission.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and therefore are required to file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offerings contemplated by this prospectus are completed or terminated, excluding, in each case, documents or any portions of any documents deemed to have been “furnished” and not “filed” for purposes of the Exchange Act:

1.	our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”);

2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, and June 30, 2025; and

3.	our Current Reports on Form 8-K filed January 7, 2025, March 28, 2025, May 2, 2025, June 30, 2025, and July 1, 2025.

You may access a copy of any or all of these filings, free of charge, at our website, which is located at http://www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Louisiana, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via e-mail to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

This prospectus, any accompanying prospectus supplement and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. We are not, and any underwriters, dealers or agents are not, making an offer of the New Bonds in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE NEW BONDS

The following description sets forth the general terms and provisions of the New Bonds that we may offer by this prospectus. We will describe in one or more prospectus supplements the particular terms of the New Bonds and provisions that vary from those described below.

We may issue the New Bonds from time to time in the future, in one or more series, under a Mortgage and Deed of Trust dated as of November 1, 2015 (the “Execution Date”), as it has heretofore been and may be amended or supplemented from time to time (the “Mortgage”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). All bonds issued or to be issued under the Mortgage, including the New Bonds offered by this prospectus, are referred to herein as “Collateral Trust Mortgage Bonds.” As summarized below, the Collateral Trust Mortgage Bonds will have the benefit of the lien of our Mortgage and Deed of Trust dated as of April 1, 1944 (as amended and supplemented, the “ELL Mortgage”) to the extent of the aggregate principal amount of first mortgage bonds (the “ELL Class A Bonds”) issued under the ELL Mortgage held by the Trustee and the lien of the Mortgage on our Mortgaged Property (as described below).

This section of the prospectus contains a summary of certain terms and provisions of the Mortgage and the ELL Mortgage. The Mortgage and the ELL Mortgage contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Bonds, the Mortgage or the ELL Mortgage. The Mortgage and the ELL Mortgage are filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the Mortgage and the ELL Mortgage, including the definitions of some of the terms used in the Mortgage and the ELL Mortgage. We also include references in parentheses to some of the sections of the Mortgage. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Bonds described in the applicable prospectus supplement or supplements. The Mortgage has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should also refer to the Trust Indenture Act for provisions that apply to the New Bonds.

General

The Mortgage permits us to issue Collateral Trust Mortgage Bonds from time to time subject to the limitations described under “ —Issuance of Additional Collateral Trust Mortgage Bonds.” All Collateral Trust Mortgage Bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional Collateral Trust Mortgage Bonds of that series. This means that we may from time to time, without notice to or consent of the existing holders of the Collateral Trust Mortgage Bonds of any series, including the New Bonds, create and issue additional Collateral Trust Mortgage Bonds of a series having the same terms and conditions as the previously issued Collateral Trust Mortgage Bonds of that series in all respects, except for issue date, price to public and, if applicable, the initial interest payment on those additional Collateral Trust Mortgage Bonds. Additional Collateral Trust Mortgage Bonds issued in this manner will be consolidated with, and will form a single series with, the previously issued Collateral Trust Mortgage Bonds of that series. For more information, see the discussion below under “ —Issuance of Additional Collateral Trust Mortgage Bonds.”

Terms of Specific Series of the New Bonds

A prospectus supplement and any supplemental indenture, board resolution or officer’s certificate relating to any series of New Bonds being offered by this prospectus will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	the title of the series of New Bonds;

•	any limit upon the total principal amount of the series of New Bonds;

•	the dates, or the method to determine the dates, on which the principal of the series of New Bonds will be payable and how it will be paid;

•

the interest rate or rates which the series of New Bonds will bear, or how the rate or rates will be determined, the interest payment dates for the series of New Bonds and the regular record dates for interest payments;

•	any right to extend the interest payments for, or the maturity of, the series of New Bonds and the duration of any such extension;

•	the percentage, if less than 100%, of the principal amount of the series of New Bonds that will be payable if the maturity of the series of New Bonds is accelerated;

•	any date or dates on which the series of New Bonds may be redeemed at our option and the terms, conditions and any restrictions on those redemptions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of New Bonds;

•	any additions or exceptions to the events of default under the Mortgage or additions or exceptions to our covenants under the Mortgage for the benefit of the holders of the series of New Bonds;

•	any denominations in which the series of New Bonds will be issued if other than multiples of $1,000;

•

if payments on the series of New Bonds may be made in a currency or currencies other than United States dollars; and, if so, the means through which the equivalent principal amount of any payment in United States dollars is to be determined for any purpose;

•	any terms pursuant to which the series of New Bonds may be converted into or exchanged for other securities of ours or of another entity;

•	any additional collateral security for the series of New Bonds that is not part of the Mortgaged Property; and

•	any other terms of the series of New Bonds not inconsistent with the terms of the Mortgage.

(Mortgage, Section 301.)

As of June 30, 2025, we had approximately $9,347 million aggregate principal amount of Collateral Trust Mortgage Bonds outstanding.

We may sell New Bonds at a discount below their principal amount or at a premium above their principal amount. United States federal income tax considerations applicable to New Bonds sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Bonds at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Bonds denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Bonds denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the Mortgage will not afford holders of New Bonds protection in the event of a highly-leveraged or a change of control transaction involving us.

Redemption

We will set forth any terms for the redemption of New Bonds of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Bonds redeemable at the option of the holder of those New Bonds, the New Bonds will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. (Mortgage, Section 504.) Unless the New Bonds are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities”), if less than all of the New Bonds of any series or any tranche thereof are to be redeemed, the Trustee will select the New Bonds to be redeemed. (Mortgage, Section 503.)

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the New Bonds subject to such notice of redemption will cease to bear interest on the redemption date. (Mortgage, Section 505.) Unless otherwise specified in the applicable prospectus supplement, we will pay the redemption price and any accrued interest to the redemption date upon surrender of any New Bond for redemption. (Mortgage, Section 505.) If only part of a New Bond is redeemed, the Trustee will deliver to the holder of the New Bond a new New Bond of the same series for the remaining portion at our expense. (Mortgage, Section 506.)

Unless otherwise specified in the applicable prospectus supplement, we may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for such redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the New Bonds. (Mortgage, Section 504.)

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, interest, if any, on each New Bond payable on any interest payment date will be paid to the person in whose name that New Bond is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Bond, the defaulted interest may be paid to the holder of that New Bond as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of the defaulted interest (and not less than 10 days after the Trustee receives notice of our proposal) or in any other manner permitted by any securities exchange on which that New Bond may be listed, if the Trustee finds it practicable. (Mortgage, Section 307.)

Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest on the New Bonds at maturity will be payable upon presentation of the New Bonds at the corporate trust office of The Bank of New York Mellon in The City of New York, as our paying agent. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to payment as they may appear or have appeared in the security register for the New Bonds. We may change the place of payment on the New Bonds, appoint one or more additional paying agents (including us) and remove any paying agent, all at our discretion. (Mortgage, Section 702.)

As long as the New Bonds are registered in the name of DTC, or its nominee, as described under “—Book-Entry Only Securities,” payments of principal, premium, if any, and interest will be made to DTC for subsequent disbursement to Beneficial Owners (as defined below) of the New Bonds.

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, and subject to restrictions related to the issuance of New Bonds through DTC’s book-entry system as described under “ —Book-Entry Only Securities,” the transfer of New Bonds may be registered, and New Bonds may be exchanged for other New Bonds of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee in The City of New York. (Mortgage, Section 305.) We may, upon prompt written notice to the Trustee and the holders of the New Bonds, designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the New Bonds.

(Mortgage, Section 702.) No service charge will be made for any registration of transfer or exchange of the New Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange of the New Bonds. We will not be required to execute or to provide for the registration, transfer or exchange of any New Bond:

•	during the 15 days before an interest payment date;

•	during the 15 days before giving any notice of redemption; or

•	selected for redemption except the unredeemed portion of any New Bond being redeemed in part.

(Mortgage, Section 305.)

Security

The Mortgage imposes a lien on all of our tangible electric and gas utility property located in Louisiana, whether real, personal or mixed, together with our franchises, permits and licenses that are transferable and necessary for the operation of such property and our recorded easements and rights of way and our electric utility property located in Union County, Arkansas and certain related properties, in each case, other than Excepted Property (as defined below) and subject to Permitted Liens (as defined below). These properties are sometimes referred to as our “Mortgaged Property.”

The New Bonds will have the benefit of: (1) the first mortgage lien of any mortgage on the part of the Mortgaged Property covered thereby (together with the ELL Mortgage, any such mortgage herein referred to as a “Class A Mortgage”), as described below, to the extent of the aggregate principal amount of first mortgage bonds issued under such Class A Mortgage, including the ELL Class A Bonds (“Class A Bonds”) held by the Trustee, subject to liens permitted under such Class A Mortgage, and (2) the first mortgage lien of the Mortgage on any of our Mortgaged Property that is not subject to the lien of any Class A Mortgage, subject to Permitted Liens. In addition, the New Bonds will have the benefit of a second mortgage lien on all of our Mortgaged Property that is subject to the lien of a Class A Mortgage, subject to Permitted Liens. To the extent that any Class A Bonds do not bear interest, which is permissible under the Mortgage, holders of the Collateral Trust Mortgage Bonds will not have the benefit of the lien of the related Class A Mortgage in respect of an amount equal to the accrued interest, if any, on the related Collateral Trust Mortgage Bonds (but would have the benefit of the first mortgage lien of the related Class A Mortgage in respect of an amount equal to the principal of the related Collateral Trust Mortgage Bonds and the benefit of the second mortgage lien of the Mortgage in respect of an amount equal to the principal of, and any accrued interest or premium on, the related Collateral Trust Mortgage Bonds).

Class A Bonds

Class A Bonds are first mortgage bonds issued under any Class A Mortgage. We currently have one Class A Mortgage – the ELL Mortgage. The ELL Class A Bonds are and will be secured by a first mortgage lien (subject to liens permitted by the ELL Mortgage) on substantially all of our Mortgaged Property that was owned by us just before the merger of Entergy Gulf States Power, LLC (“EGSP LLC”) into us on October 1, 2015, together with replacements, additions and extensions of or to such property acquired by us. The ELL Mortgage will not cover additional property acquired by us after the date of the aforesaid merger except property that constitutes a replacement, addition or extension of the property covered by the ELL Mortgage. If we merge or consolidate with an entity that has a first mortgage indenture on its property, we may designate that mortgage indenture as an additional Class A Mortgage and issue Class A Bonds under such Class A Mortgage.

If the Trustee holds all of the Class A Bonds outstanding under a particular Class A Mortgage, we may discharge that Class A Mortgage, and the lien of the Mortgage will become a first mortgage lien on the Mortgaged Property that was subject to that Class A Mortgage, subject only to Permitted Liens. As of June 30, 2025, we had approximately $6,750 million principal amount of ELL Class A Bonds outstanding under the ELL Mortgage.

Permitted Liens

The lien of the Mortgage is subject to permitted liens described in the Mortgage (the “Permitted Liens”). These Permitted Liens include, among others,

•	liens existing at the Execution Date, that have not been discharged, including the liens of the ELL Mortgage;

•

as to property acquired by us after the Execution Date, liens existing or placed on such property at the time we acquire such property, including the liens of any Class A Mortgage and any purchase money liens;

•

tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•

mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•	specified judgment liens and prepaid liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from law, rules, regulations, orders or rights of Governmental Authorities and specified liens required by law or governmental regulations;

•	liens to secure public or statutory obligations;

•	rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

(Mortgage, Granting Clauses and Section 101.)

The Mortgage provides that the Trustee will have a lien, prior to the lien on the Mortgaged Property securing the New Bonds, for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (Mortgage, Section 1007.) This lien would be a Permitted Lien under the Mortgage.

The first mortgage lien of the ELL Mortgage is subject to similar, although not identical, permitted liens.

Excepted Property

The lien of the Mortgage does not cover, among other things, the following types of property:

•	all cash, deposit accounts, securities and all policies of insurance on the lives of our officers not paid or delivered to or deposited with or held by the Trustee or required so to be;

•

all contracts, leases, operating agreements and other agreements of all kinds and rights thereunder (other than our franchises, permits and licenses that are transferable and necessary for the operation of the Mortgaged Property), bills, notes and other instruments, revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, rights created by statute or governmental action to bill and collect revenues or other amounts from customers or others, credits, claims, demands and judgments;

•

all governmental and other licenses, permits, franchises, consents and allowances (other than our franchises, permits and licenses that are transferable and necessary for the operation of Mortgaged Property);

•	all unrecorded easements and rights of way;

•	all intellectual property rights and other general intangibles;

•	all vehicles, movable equipment, aircraft and vessels and all parts, accessories and supplies used in connection with any of the foregoing;

•	all personal property of such character that the perfection of a security interest therein or other lien thereon is not governed by the Uniform Commercial Code in effect where we are organized;

•

all merchandise and appliances acquired for the purpose of resale in the ordinary course and conduct of our business, any nuclear fuel and all fuel, materials and supplies held for consumption in use or operation of any of our properties or held in advance of use thereof for fixed capital purposes;

•

all electric energy and capacity, gas, steam and other materials and products generated, manufactured, produced or purchased by us for sale, distribution or use in the ordinary course and conduct of our business;

•

all property that is the subject of a lease agreement designating us as lessee, and all our right, title and interest in and to the property and in, to and under the lease agreement, whether or not the lease agreement is intended as security; and the last day of the term of any lease or leasehold which may become subject to the lien of the Mortgage;

•

all property, real, personal and mixed, that has been released from the lien of any Class A Mortgage, whether before or after the Execution Date, and any improvements, extensions and additions to such property and renewals, replacements, substitutions of or for any parts thereof;

•	all timber, minerals, mineral rights and royalties;

•

all natural gas wells, natural gas leases, natural gas lines or other property used in the production of natural gas or in the transmission of natural gas up to the point of connection with any gas distribution system owned by us (other than any transmission system or systems used for the transmission of natural gas between any gas distribution systems owned by us); and

•

all property, real, personal and mixed, that, after the Execution Date, has been released from the lien of the Mortgage, and any improvements, extensions and additions to such property and renewals, replacements, substitutions of or for any parts thereof.

We sometimes refer to property of ours not covered by the lien of the Mortgage as “Excepted Property.” (Mortgage, Granting Clauses.)

The ELL Mortgage has similar, although not identical, exceptions to the property subject thereto.

Funded Property

The Mortgaged Property that is owned by us at any particular time is sometimes referred to as “Property Additions.” Property Additions will be or become Funded Property:

•	when designated by us to be funded in connection with the discharge of a Class A Mortgage; or

•	when used under the Mortgage for the issuance of Collateral Trust Mortgage Bonds, the release or retirement of Funded Property, or the withdrawal of funded cash deposited with the Trustee.

(Mortgage, Section 102.)

Issuance of Additional Bonds

Issuance of Additional Collateral Trust Mortgage Bonds

Collateral Trust Mortgage Bonds of any series may be issued from time to time on the basis of:

•	the aggregate principal amount of Class A Bonds (which need not bear interest) issued to the Trustee;

•

70% of the cost or fair value to us (whichever is less) of Property Additions that do not constitute Funded Property after specified deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of Retired Securities, as defined below; or

•	an amount of cash deposited with the Trustee.

(Mortgage, Sections 102, 1601, 1602, 1603, 1604 and 1605.)

“Retired Securities” means any Collateral Trust Mortgage Bonds authenticated and delivered under the Mortgage which:

•	no longer remain outstanding;

•	have not been made the basis of the authentication and delivery of Collateral Trust Mortgage Bonds, the release of Mortgaged Property or the withdrawal of funded cash; and

•	have not been paid, redeemed, purchased or otherwise retired by the application thereto of funded cash.

(Mortgage, Section 101.)

There is no “earnings” or similar test required under the Mortgage as a condition to the issuance of Collateral Trust Mortgage Bonds under the Mortgage.

Issuance of Additional ELL Class A Bonds

The maximum principal amount of bonds that may be issued under the ELL Mortgage is limited to $100 billion at any time outstanding under the ELL Mortgage, subject to property additions and other limitations of the ELL Mortgage. ELL Class A Bonds may be issued from time to time under the ELL Mortgage on the basis of:

•	80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

•	retirements of bonds issued under the ELL Mortgage or qualified lien bonds; or

•	deposit of cash with the trustee under the ELL Mortgage.

Property additions under the ELL Mortgage generally include the Mortgaged Property that was acquired by us after December 31, 1943, and was owned by us just before the merger of EGSP LLC into us, together with replacements, additions and extensions of or to such property acquired by us. Unfunded property additions are generally those that have not been used under the ELL Mortgage to issue bonds, release property, withdraw cash or replace retired property that has been used for such purposes.

There is no “earnings” or similar test required under the ELL Mortgage as a condition to the issuance of ELL Class A Bonds under the ELL Mortgage.

As of June 30, 2025, we could have issued approximately $2,792 million principal amount of ELL Class A Bonds under the ELL Mortgage on the basis of retired bonds, and we had approximately $956 million of unfunded property additions, entitling us to issue approximately $764 million principal amount of additional ELL Class A Bonds under the ELL Mortgage on the basis of property additions. As of June 30, 2025, we could have issued approximately $3,556 million in principal amount of Collateral Trust Mortgage Bonds on the basis of ELL Class A Bonds. As of June 30, 2025, we had approximately $6,750 million principal amount of ELL Class A Bonds outstanding under the ELL Mortgage.

As of June 30, 2025, we had approximately $3,894 million of unfunded Property Additions under the Mortgage, entitling us to issue approximately $2,726 million principal amount of Collateral Trust Mortgage Bonds on the basis of Property Additions. As of June 30, 2025, we were not entitled to issue any Collateral Trust Mortgage Bonds on the basis of Retired Securities. Class A Bonds, Property Additions and cash used as a basis for the issuance of Collateral Trust Mortgage Bonds under the Mortgage from time to time will be for the benefit of the holders of all Collateral Trust Mortgage Bonds outstanding under the Mortgage from time to time, including the holders of the New Bonds offered by this prospectus.

Other than the security afforded by the liens of the Mortgage, the ELL Mortgage and restrictions on the issuance of additional Collateral Trust Mortgage Bonds and Class A Bonds described above, there are no provisions of the Mortgage that grant the holders of the Collateral Trust Mortgage Bonds protection in the event of a highly-leveraged transaction involving us.

Release of Property

Special Release Provision – While Class A Mortgage is in Effect

Unless an event of default under the Mortgage has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property that is subject to a Class A Mortgage by obtaining the release of that property from the applicable Class A Mortgage. (Mortgage, Section 1808.)

Release of Property from ELL Mortgage

Properties subject to the lien of the ELL Mortgage may be released on the bases of:

•	the deposit of cash or purchase money mortgages;

•	property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

•

(i) the aggregate principal amount of bonds that we would be entitled to issue under the ELL Mortgage on the basis of retired qualified lien bonds; or (ii) 10/6ths of the aggregate principal amount of bonds that we would be entitled to issue under the ELL Mortgage on the basis of retired bonds that were issued prior to June 9, 2010; or (iii) 10/8ths of the aggregate principal amount of bonds that we would be entitled to issue under the ELL Mortgage on the basis of retired bonds that were issued after June 9, 2010; in each case with the entitlement being waived by operation of the release.

General Release Provisions

Unless an event of default under the Mortgage has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property, except for funded cash, upon delivery to the Trustee of an amount in cash equal to the amount, if any, as calculated by us, by which the lower of the cost or fair value of the property to be released exceeds the aggregate of:

•	an amount equal to the aggregate principal amount of any obligations secured by purchase money liens upon the property to be released and delivered to the Trustee;

•

an amount equal to the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property after specified deductions and additions, primarily including adjustments to offset property retirements (except that these adjustments need not be made if the Property Additions were acquired, made or constructed within the 90-day period preceding the release);

•

10/7ths of the aggregate principal amount of Collateral Trust Mortgage Bonds that we would be entitled to issue on the basis of Retired Securities or Class A Bonds (with such entitlement being waived by operation of the release);

•

any amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by purchase money liens delivered to a holder of a prior lien on Mortgaged Property in consideration for the release of such Mortgaged Property from such prior lien; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(Mortgage, Section 1803.)

Unless an event of default under the Mortgage has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any part of the Mortgaged Property or any interest therein, which does not constitute Funded Property or funded cash held by the Trustee, without depositing any cash or property with the Trustee as long as (a) the aggregate amount of cost or fair value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after specified deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of Property Additions acquired, made or constructed within the 90-day period preceding the release. (Mortgage, Section 1804.)

The Mortgage provides simplified procedures for the release of Mortgaged Property with an aggregate cost or fair value (whichever is less) of up to the greater of $10 million or 3% of the sum of outstanding Collateral Trust Mortgage Bonds and Class A Bonds (other than Class A Bonds held by the Trustee) during a calendar year and for the release of Mortgaged Property taken or sold in connection with the power of eminent domain; the Mortgage also provides for dispositions of certain obsolete or unnecessary Mortgaged Property and for grants or surrender of certain easements, leases or rights of way without any release or consent by the Trustee. (Mortgage Sections 1802, 1805 and 1807.)

If we retain any interest in any property released from the lien of the Mortgage, the Mortgage will not become a lien on that property or the interest in that property or any improvements, extensions or additions to, or any renewals, replacements or substitutions of or for, any part or parts of that property unless we subject that property to the lien of the Mortgage. (Mortgage, Section 1810.)

The Mortgage also provides that we may terminate, abandon, surrender, cancel, release, modify or dispose of any of our franchises, permits or licenses that are Mortgaged Property without any consent of the Trustee or the holders of outstanding Collateral Trust Mortgage Bonds, provided that such action is, in our opinion, necessary, desirable or advisable in the conduct of our business. In addition, the Mortgage provides that, if any of our franchises, permits or licenses that are Mortgaged Property because they are necessary for the operation of other Mortgaged Property cease to be necessary, in our opinion, for the operation of the Mortgaged Property, such franchises, permits or licenses shall automatically cease to be Mortgaged Property without any release or consent, or report to, the Trustee. (Mortgage, Section 1802.)

Withdrawal of Cash

Unless an event of default under the Mortgage has occurred and is continuing, and subject to specified limitations, cash held by the Trustee may generally, (1) be withdrawn by us (a) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after specified deductions and additions, primarily including adjustments to offset retirements (except that these adjustments need not be made if the Property Additions were acquired, made or constructed within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Collateral Trust Mortgage Bonds that we would be entitled to issue on the basis of Retired Securities or Class A Bonds (with the entitlement to the issuance being waived by operation of the withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Collateral Trust Mortgage Bonds delivered to the Trustee (with the Collateral Trust Mortgage Bonds being cancelled by the Trustee), or (2) upon our request, be applied to (a) the purchase of Collateral Trust Mortgage Bonds or (b) the payment (or provision for payment) at stated maturity of any Collateral Trust Mortgage Bonds or the redemption (or provision for payment) prior to stated maturity of any Collateral Trust Mortgage Bonds which are redeemable. (Mortgage, Section 1806.)

Satisfaction and Discharge of New Bonds

The New Bonds, or any portion of the New Bonds, will be deemed paid and no longer outstanding under the Mortgage and we can be discharged from our obligations on such New Bonds, or such portion of the New Bonds, if we irrevocably deposit with the Trustee or any paying agent, other than us, sufficient cash or government securities to pay the principal, any interest, any premium and any other sums when due on such New Bonds, or such portion of the New Bonds, on the stated maturity date or a redemption date of such New Bonds, or such portion of the New Bonds (Mortgage, Section 801.) and upon the satisfaction of any additional conditions specified in the supplemental indenture, board resolution or officer’s certificate establishing each series of New Bonds.

Consolidation, Merger and Conveyance of Assets

Under the terms of the Mortgage, we may not consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the Mortgaged Property, unless:

•

the surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases our Mortgaged Property as, or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction, and it expressly assumes our obligations on all Collateral Trust Mortgage Bonds then outstanding and under the Mortgage and confirms the lien of the Mortgage on the Mortgaged Property (as constituted immediately prior to the time such transaction becomes effective), including subjecting to the lien of the Mortgage all property thereafter acquired by the successor entity that constitutes an improvement, extension or addition to the Mortgaged Property (as so constituted) or a renewal, replacement or substitution of or for any part thereof, but only to the extent that such improvement, extension or addition is so affixed or attached to real property as to be regarded a part of such real property or is an improvement, extension or addition to personal property that is made to maintain, renew, repair or improve the function of such personal property and is physically installed in or affixed to such personal property;

•

in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the Mortgage;

•	we shall have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the Mortgage; and

•

immediately after giving effect to such transaction (and treating any debt that becomes an obligation of the successor entity as a result of such transaction as having been incurred by the successor entity at the time of such transaction), no event of default under the Mortgage, or event which, after notice or lapse of time or both, would become an event of default under the Mortgage, shall have occurred and be continuing.

(Mortgage, Section 1201.) In the case of the conveyance or other transfer of the Mortgaged Property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all our obligations and covenants under the Mortgage and on the Collateral Trust Mortgage Bonds then outstanding unless we elect to waive such release and discharge. (Mortgage, Section 1204.)

The Mortgage does not prevent or restrict:

•

any conveyance or other transfer, or lease, of any part of the Mortgaged Property that does not constitute the entirety, or substantially the entirety, of the Mortgaged Property; or (Mortgage, Section 1205.)

•

any conveyance, transfer or lease of any of our properties where we retain Mortgaged Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding Collateral Trust Mortgage Bonds, and any other outstanding debt secured by a Class A Mortgage or a purchase money lien that ranks equally with, or senior to, the Collateral Trust Mortgage Bonds with respect to the Mortgaged Property (other than Class A Bonds held by the Trustee). This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that we select. (Mortgage, Section 1206.)

Although the successor entity may, in its sole discretion, subject to the lien of the Mortgage property then owned or thereafter acquired by the successor entity, the lien of the Mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the Mortgage, as described above. (Mortgage, Section 1203.)

The terms of the Mortgage do not restrict mergers in which we are the surviving entity. (Mortgage, Section 1205.) A statutory merger pursuant to which our assets and liabilities are allocated to one or more entities shall not be considered to be a merger subject to the provisions of the Mortgage described above unless all of our assets and liabilities are allocated to an entity other than us and we do not survive such statutory merger. In all other cases of a statutory merger pursuant to which any Mortgaged Property is allocated to one or more entities other than us, each allocation of any Mortgaged Property to an entity other than us shall be deemed, for purposes of the Mortgage, to be a transfer of such Mortgaged Property to such entity and not a merger. (Mortgage, Section 1207.)

Events of Default

Events of Default under the Mortgage

“Event of default,” when used in the Mortgage with respect to Collateral Trust Mortgage Bonds, means any of the following:

•

failure to pay interest on any Collateral Trust Mortgage Bond for 30 days after it is due unless we have made a valid extension of the interest payment period with respect to such Collateral Trust Mortgage Bond as provided in the Mortgage;

•

failure to pay the principal of or any premium on any Collateral Trust Mortgage Bond when due unless we have made a valid extension of the maturity of such Collateral Trust Mortgage Bond as provided in the Mortgage;

•

failure to perform or breach of any other covenant or warranty in the Mortgage that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive written notice from the holders of at least 33% in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds, unless the Trustee, or the Trustee and the holders of a principal amount of Collateral Trust Mortgage Bonds not less than the principal amount of Collateral Trust Mortgage Bonds the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of Collateral Trust Mortgage Bonds, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

•	events of our bankruptcy, insolvency or reorganization as specified in the Mortgage;

•

so long as the Trustee holds any Class A Bonds under the Mortgage corresponding to outstanding Collateral Trust Mortgage Bonds, any matured event of default under the applicable Class A Mortgage resulting in acceleration of such Class A Bonds; provided that any cure or waiver of such event of default and any rescission or annulment of such acceleration under the applicable Class A Mortgage shall constitute a cure, waiver, rescission or annulment under the Mortgage; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of Collateral Trust Mortgage Bonds.

(Mortgage, Sections 301, 901 and 1301.)

The Trustee is required to give notice of any default under the Mortgage known to the Trustee in the manner and to the extent required to do so by the Trust Indenture Act, unless such default shall have been cured or waived. However, in the case of any default of the character specified in the third bullet in the preceding paragraph, no such notice to holders of the Collateral Trust Mortgage Bonds shall be given until at least 60 days after the occurrence thereof. The Trustee shall give to the trustee under each Class A Mortgage a copy of each notice of default given to the holders of Collateral Trust Mortgage Bonds. In addition, the Trustee shall give to the holders of Collateral Trust Mortgage Bonds copies of each notice of default under any Class A Mortgage given to the Trustee in its capacity as owner and holder of Class A Bonds under that Class A Mortgage. (Mortgage, Section 1002.)

So long as the Trustee holds any Class A Bonds under the Mortgage corresponding to outstanding Collateral Trust Mortgage Bonds, such Class A Bonds shall be redeemed by us, in whole at any time, or in part from time to time, at a redemption price equal to the principal amount thereof, upon receipt by the trustee under the related Class A Mortgage of a written notice from the Trustee to us and such trustee stating that an event of default under the Mortgage has occurred and is continuing and that, as a result, there is due and payable a specified amount with respect to such Collateral Trust Mortgage Bonds, for the payment of which the Trustee has not received funds and specifying the principal amount of such Class A Bonds to be redeemed.

Defaults under the ELL Mortgage

Defaults under the ELL Mortgage include default in payment of principal or premium, if any, when due; default, for 60 days in the payment of interest; certain events of bankruptcy, insolvency or reorganization; and default in other covenants for 90 days after notice by the trustee or the holders of a specified percentage of bonds outstanding under the ELL Mortgage.

Remedies

Acceleration of Maturity

If an event of default under the Mortgage occurs and is continuing, then the Trustee, by written notice to us, or the holders of at least 33% in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds, by written notice to us and the Trustee, may declare the principal amount of all of the Collateral Trust Mortgage Bonds to be due and payable immediately, and upon our receipt of such notice, such principal amount, together with premium, if any, and accrued and unpaid interest will become immediately due and payable. (Mortgage, Section 902.)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Rescission of Acceleration

At any time after such a declaration of acceleration has been made but before any sale of the Mortgaged Property and before a judgment or decree for payment of the money due has been obtained by the Trustee, the event of default under the Mortgage giving rise to such declaration of acceleration will be considered cured, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

1.	all overdue interest on all outstanding Collateral Trust Mortgage Bonds;

2.	the principal of and premium, if any, on the outstanding Collateral Trust Mortgage Bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

3.	interest on overdue interest, if any, to the extent lawful; and

4.	all amounts due to the Trustee under the Mortgage; and

•	any other event of default under the Mortgage with respect to the Collateral Trust Mortgage Bonds has been cured or waived as provided in the Mortgage.

(Mortgage, Section 902.)

Trustee Powers

Subject to the Mortgage, under specified circumstances and to the extent permitted by law, if an event of default under the Mortgage occurs and is continuing, the Trustee is entitled to the appointment of a receiver for the Mortgaged Property and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Mortgage, Section 916.) In addition, the Trustee may exercise any right or remedy available to the Trustee as a holder of Class A Bonds which arises as a result of a default or event of default under any Class A Mortgage. (Mortgage, Section 917.)

Control by Holders

Other than its duties in the case of an event of default under the Mortgage, the Trustee is not obligated to exercise any of its rights or powers under the Mortgage at the request, order or direction of any of the holders, unless the holders offer the Trustee an indemnity satisfactory to it. (Mortgage, Section 1003.) If an event of default under the Mortgage has occurred and is continuing and they provide this indemnity, the holders of a majority in principal amount of the outstanding Collateral Trust Mortgage Bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Mortgage or that could involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate. (Mortgage, Section 912.)

Limitation on Holders’ Right to Institute Proceedings

No holder of Collateral Trust Mortgage Bonds will have any right to institute any proceeding or remedy under or with respect to the Mortgage or the Collateral Trust Mortgage Bonds, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the Mortgage;

•

the holders of a majority in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds of all series have made a written request to the Trustee and have offered indemnity satisfactory to the Trustee to institute proceedings; and

•

the Trustee has failed to institute any proceeding for 60 days after notice and has not received during that period any direction from the holders of a majority in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds inconsistent with the written request of holders referred to above;

provided that no holder or holders of Collateral Trust Mortgage Bonds shall have any right in any manner to affect or prejudice the rights of other holders of Collateral Trust Mortgage Bonds or to obtain priority over such other holders. (Mortgage, Section 907.) However, these limitations do not apply to the absolute and unconditional right of a holder of a Collateral Trust Mortgage Bond to institute suit for payment of the principal, premium, if any, or interest on the Collateral Trust Mortgage Bond on or after the applicable due date. (Mortgage, Section 908.)

Evidence to be Furnished to the Trustee

Compliance with the Mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the Trustee an annual certificate as to whether or not we have fulfilled our obligations under the Mortgage throughout the preceding year. (Mortgage, Section 705.)

Modification and Waiver

Modification Without Consent

Without the consent of any holder of Collateral Trust Mortgage Bonds, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Mortgage and in the Collateral Trust Mortgage Bonds;

•

to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Collateral Trust Mortgage Bonds, or to surrender any right or power conferred upon us;

•	to add additional events of default under the Mortgage for all or any series of Collateral Trust Mortgage Bonds;

•

to change, eliminate or add any provision to the Mortgage; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of Collateral Trust Mortgage Bonds of any series in any material respect, the change, elimination or addition will become effective only:

1.	when the consent of the holders of Collateral Trust Mortgage Bonds of such series has been obtained in accordance with the Mortgage; or

2.	when no Collateral Trust Mortgage Bonds of the affected series remain outstanding under the Mortgage;

•	to provide additional security for any Collateral Trust Mortgage Bonds;

•	to establish the form or terms of Collateral Trust Mortgage Bonds of any other series as permitted by the Mortgage;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor Trustee or co-trustee;

•	to provide for the procedures required for us to use a noncertificated system of registration for the Collateral Trust Mortgage Bonds of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, Collateral Trust Mortgage Bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served;

•

to amend and restate the Mortgage as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of Collateral Trust Mortgage Bonds of any series in any material respect;

•

to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the Mortgage if such changes or additions will not adversely affect the interests of the holders of Collateral Trust Mortgage Bonds of any series in any material respect; or

•

to increase or decrease the maximum amount of Collateral Trust Mortgage Bonds that may be outstanding at any one time under the Mortgage to an amount that is not less than the aggregate principal amount of Collateral Trust Mortgage Bonds then outstanding.

(Mortgage, Section 1301.)

Modification and Waiver Requiring Consent

Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding Collateral Trust Mortgage Bonds, considered as one class, is required for all other amendments or modifications to the Mortgage. However, if less than all of the series of Collateral Trust Mortgage Bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding Collateral Trust Mortgage Bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected Collateral Trust Mortgage Bond then outstanding to:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any Collateral Trust Mortgage Bond, or reduce the principal amount of any Collateral Trust Mortgage Bond or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Collateral Trust Mortgage Bond;

•

create any lien ranking prior to or on a parity with the lien of the Mortgage with respect to the Mortgaged Property, terminate the lien of the Mortgage on the Mortgaged Property or deprive any holder of a Collateral Trust Mortgage Bond of the benefits of the security of the lien of the Mortgage;

•

reduce the percentage in principal amount of the outstanding Collateral Trust Mortgage Bonds of any series the consent of the holders of which is required for any amendment or modification or any waiver of compliance with a provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements thereunder for a quorum or voting; or

•	modify certain provisions of the Mortgage relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Collateral Trust Mortgage Bonds of any series.

A supplemental indenture that changes the Mortgage solely for the benefit of one or more particular series of Collateral Trust Mortgage Bonds, or modifies the rights of the holders of Collateral Trust Mortgage Bonds of one or more series, will not affect the rights under the Mortgage of the holders of the Collateral Trust Mortgage Bonds of any other series. (Mortgage, Section 1302.)

The holders of a majority in aggregate principal amount of then outstanding Collateral Trust Mortgage Bonds, considered as one class, may waive compliance by us with some restrictive provisions of the Mortgage. (Mortgage, Section 706.) The holders of a majority in principal amount of then outstanding Collateral Trust Mortgage Bonds may waive any past default under the Mortgage, except a default in the payment of principal, premium, if any, or interest on any outstanding Collateral Trust Mortgage Bonds and certain covenants and provisions of the Mortgage that cannot be modified or amended without the consent of the holder of each outstanding Collateral Trust Mortgage Bond of any affected series. (Mortgage, Section 913.)

The Mortgage provides that Collateral Trust Mortgage Bonds owned by us or anyone else required to make payment on the Collateral Trust Mortgage Bonds shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Mortgage, Section 101.)

We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or similar act of the holders, but we have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Collateral Trust Mortgage Bonds have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Collateral Trust Mortgage Bonds will be computed as of the record date.

Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any Collateral Trust Mortgage Bond will bind every future holder of that Collateral Trust Mortgage Bond and the holder of every Collateral Trust Mortgage Bond issued upon the registration of transfer of or in exchange for that Collateral Trust Mortgage Bond. A transferee will also be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the Collateral Trust Mortgage Bond. (Mortgage, Section 106.)

Voting of Class A Bonds

The Mortgage provides that the Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Collateral Trust Mortgage Bonds, attend meetings of holders of bonds under the related Class A Mortgage, or deliver its proxy in connection with those meetings, that relate to matters with respect to which it, as a holder, is entitled to vote or consent. The Mortgage provides that, so long as no event of default under the Mortgage has occurred and is continuing and except for the rights and remedies of the Trustee in case of a default or matured event of default under a Class A Mortgage, the Trustee will, as holder of the Class A Bonds, vote or consent (without any consent or other action by the holders of the Collateral Trust Mortgage Bonds, except as described in the proviso of clause (2) below) in favor of any amendments or modifications to the applicable Class A Mortgage as follows:

1.

to conform any provision of a Class A Mortgage in all material respects to the correlative provision of the Mortgage, to add to a Class A Mortgage any provision not otherwise contained therein which conforms in all material respects to a provision contained in the Mortgage, to delete from a Class A Mortgage any provision to which the Mortgage contains no correlative provision and any combination of the foregoing and/or, without limiting the generality of the foregoing, to effect certain amendments included in supplemental indentures to the ELL Mortgage; and/or;

2.

with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in clause (1) above, vote all the Class A Bonds delivered under such Class A Mortgage, or consent with respect thereto, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under such Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under such Class A Mortgage; provided, however, that the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the Mortgage, would require the consent of holders of Collateral Trust Mortgage Bonds as described under “Modification and Waiver,” without the prior consent of holders of Collateral Trust Mortgage Bonds which would be required for an amendment or modification of the Mortgage.

(Mortgage, Section 1705.)

We may make amendments to, or eliminate some of the covenants in, the ELL Mortgage with the consent of the holders of a majority of the bonds outstanding under the ELL Mortgage considered as one class, provided that, if less than all series of such bonds are affected, only the consent of holders of a majority of such bonds of each series affected, considered as one class, is required for such modification, but no such modification shall, without the consent of the holder of any such bond affected by such modification, permit:

•	the extension of the maturity or reduction of the principal of or interest on such bond or other modification in the terms of payment of such principal or interest;

•

the creation of a lien that is prior or equal to the lien of the ELL Mortgage with respect to the mortgaged property under the ELL Mortgage or the deprivation of any non-assenting holder of such bonds of the benefit of a lien on the mortgaged property under the ELL Mortgage (subject only to excepted encumbrances as defined in the ELL Mortgage); or

•	the reduction of the percentage required for modification of the ELL Mortgage.

If we amend the ELL Mortgage to eliminate one or more covenants as described above, a holder of Collateral Trust Mortgage Bonds would no longer benefit from such covenants.

Resignation of a Trustee; Removal

The Trustee may resign at any time by giving written notice to us or may be removed at any time by an act of the holders of a majority in principal amount of Collateral Trust Mortgage Bonds then outstanding delivered to the Trustee and us at least 31 days prior to such removal. No resignation or removal of the Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the Trustee a board resolution appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the Mortgage, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Mortgage. (Mortgage, Section 1010.)

Notices

Notices to holders of New Bonds will be given by mail in writing to the addresses of such holders as they may appear in the security register for the New Bonds. (Mortgage, Section 108.)

Title

We, the Trustee, and any of our or the Trustee’s agents, may treat the person in whose name New Bonds are registered as the absolute owner thereof, whether or not the New Bonds may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Mortgage, Section 308.)

Governing Law

The Mortgage is, and the New Bonds will be, governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of laws principles, except where otherwise required by law, including with respect to the creation, perfection, priority or enforcement of the lien of the Mortgage. (Mortgage, Section 114.)

Information about the Trustee

The Trustee is The Bank of New York Mellon. In addition to acting as Trustee, The Bank of New York Mellon also acts, and may act, as trustee under the ELL Mortgage and various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the Trustee and its affiliates in the ordinary course of our respective businesses.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will trade through DTC. Each series of New Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Bonds represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the agents, brokers, dealers or underwriters involved in the issuance. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant. DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the New Bonds within the DTC system must be made by or through participants, who will receive a credit for the New Bonds on DTC’s records. The ownership interest of each actual purchaser of each New Bond (“Beneficial Owner”) is in turn to be recorded on the participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through whom they purchased New Bonds. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of the participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates for their New Bonds of a series, except in the event that use of the book-entry system for the New Bonds of that series is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. or such other

DTC nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the New Bonds. DTC’s records will reflect only the identity of the participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the New Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults, and proposed amendments to the Mortgage. Beneficial Owners of the New Bonds may wish to ascertain that the nominee holding the New Bonds has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the New Bonds of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Bonds of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to New Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of redemption proceeds, principal of, and interest on the New Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of participants and not of DTC, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Trustee or us, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a Beneficial Owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

DTC may discontinue providing its services as securities depositary with respect to the New Bonds at any time by giving reasonable notice to us or the Trustee. In the event no successor securities depositary is obtained, certificates for the New Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Bonds. In that event, certificates for the New Bonds of such series will be printed and delivered. If certificates for such series of New Bonds are printed and delivered,

•	those New Bonds will be issued in fully registered form without coupons;

•

a holder of certificated New Bonds would be able to exchange those New Bonds, without charge, for an equal aggregate principal amount of New Bonds of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Bonds would be able to transfer those New Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

1.	the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2.	the initial public offering price;

3.	any underwriting discounts and other items constituting underwriters’ compensation;

4.	the proceeds we will receive from that sale; and

5.	any discounts or concessions to be allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate-covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bonds so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate-covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The financial statements and the related financial statement schedule of Entergy Louisiana, LLC incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds and certain legal matters with respect to the offering of the New Bonds will be passed upon for us by Dawn A. Balash, Esq., Assistant General Counsel – Corporate and Securities, of Entergy Services, LLC, New Orleans, Louisiana, as to matters of Louisiana law, Morgan, Lewis & Bockius LLP, New York, New York, as to matters of New York law, Friday, Eldredge & Clark, LLP, Little Rock, Arkansas, as to matters of Arkansas law, and Husch Blackwell LLP, Austin, Texas, as to matters of Texas law. Ms. Balash may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to her opinion, on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to her opinion, and on the opinion of Husch Blackwell LLP as to matters of Texas law relevant to her opinion. Morgan, Lewis & Bockius LLP may rely on the opinion of Ms. Balash as to matters of Louisiana law relevant to its opinion, on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to its opinion, and on the opinion of Husch Blackwell LLP as to matters of Texas law relevant to its opinion. Friday, Eldredge & Clark, LLP may rely on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion, on the opinion of Ms. Balash as to matters of Louisiana law relevant to its opinion, and on the opinion of Husch Blackwell LLP as to matters of Texas law relevant to its opinion. Husch Blackwell LLP may rely on the opinion of Ms. Balash as to matters of Louisiana law relevant to its opinion, on the opinion of Morgan, Lewis & Bockius LLP as to matters of New York law relevant to its opinion, and on the opinion of Friday, Eldredge & Clark, LLP as to matters of Arkansas law relevant to its opinion. Certain legal matters with respect to the offering of the New Bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP from time to time represents us and certain of our affiliates in connection with various matters.